Exhibit 1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-31636) of Mettler Toledo International, Inc., of our report dated May 25, 2005 with respect to the statements of net assets available for benefits (modified cash basis) of Mettler Toledo, Inc. Defined Contribution Retirement Savings Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits (modified cash basis) for the years then ended, and the related supplemental schedule of Schedule H, Line 4i – schedule of assets (held at year end) (modified cash basis) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of Mettler Toledo, Inc., Defined Contribution Retirement Savings Plan.

/s/ Clark, Schaefer, Hackett & Co.

Columbus, Ohio

May 25, 2005

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